EXHIBIT A TO SCHEDULE 13G/A

Joint Filing Agreement

Each of the undersigned hereby agrees that they are filing the attached statement containing the information required by Schedule 13G jointly under Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, and that only one such statement needs to be filed with respect to the ownership by each of the undersigned of the securities of FormFactor, Inc.

Dated:  February 8, 2005

By:/s/ Igor Y. Khandros
   Igor Y. Khandros

By:/s/ Susan Block
   Susan Bloch